Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-169607, 333-169608 and 333-174777) of FedFirst Financial Corporation of our report dated March 15, 2013, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K.

/s/ ParenteBeard LLC

Pittsburgh, Pennsylvania
March 15, 2013